                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


                                                                                         SIX MONTHS
                                                  YEAR ENDED DECEMBER 31                   ENDED
                                   ----------------------------------------------------   JUNE 30,
                                     1990       1991       1992       1993       1994       1995
                                   --------   --------   --------   --------   --------  ----------
Fixed Charges
  Interest expense...............  $ 74,817   $ 76,724   $ 74,281   $ 84,054   $ 69,459   $ 13,816
  Interest related to ESOP(a)....     6,473      5,074      4,113      2,611      1,376
  Capitalized interest...........    17,802     13,537      3,963        391      1,142        361
  Portion of rents deemed to be
     interest....................    21,180     21,190     21,857     21,007     20,480     11,406
  Amortization of debt expense...       512        866        600        995        339         35
                                   --------   --------   --------   --------   --------   --------
          Total Fixed Charges....  $120,784   $117,391   $104,814   $109,058   $ 92,796   $ 25,618
                                   ========   ========   ========   ========   ========   ========
Earnings
  Income (loss) from continuing
     operations before income
     taxes.......................  $204,399   $ 55,348   $ (7,102)  $109,785   $247,747   $ 79,868
  Fixed charges, less capitalized
     interest and interest
     related to ESOP(a)..........    96,509     98,780     96,738    106,056     90,278     25,257
  Amortization of capitalized
     interest....................     3,937      4,576      5,963      4,222      4,229      1,961
  Distributed income from less
     than 50% owned
     unconsolidated affiliates...     9,191        190        214        281        292
  Subtract: Equity loss (income)
     from less than 50% owned
     unconsolidated affiliates...    (5,901)    (2,857)     2,025      1,067      1,158     (1,289)
                                   --------   --------   --------   --------   --------   --------
          Total Earnings.........  $308,135   $156,037   $ 97,838   $221,411   $343,704   $105,797
                                   ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed
  charges........................       2.6        1.3     (b)           2.0        3.7        4.1


- ---------------


(a) The Company has guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, has included the related interest in fixed charges. This debt was repaid on December 15, 1994.


(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

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

                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES


                   COMPUTATION OF RATIO OF EARNINGS TO FIXED

                     CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                                  SIX MONTHS
                                                                                    ENDED
                                                                                   JUNE 30,
                                                                                     1995
                                                                                  ----------
Fixed Charges
  Interest expense..............................................................   $ 13,816
  Capitalized interest..........................................................        361
  Portion of rents deemed to be interest........................................     11,406
  Amortization of debt expense..................................................         35
                                                                                   --------
          Total Fixed Charges...................................................     25,618
Preferred Stock Dividend Requirements...........................................     31,468
                                                                                   --------
          Fixed Charges and Preferred Stock Dividends...........................   $ 57,086
                                                                                   ========
Earnings
  Income from continuing operations before income taxes.........................   $ 79,868
  Fixed charges, less capitalized interest......................................     25,257
  Amortization of capitalized interest..........................................      1,961
  Subtract: Equity income from less than 50% owned unconsolidated affiliates....     (1,289)
                                                                                   --------
          Total Earnings........................................................   $105,797
                                                                                   ========
Ratio of earnings to fixed charges and preferred stock dividends................        1.9



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